Filed Pursuant to Rule 424(b)(5)

Registration No. 333-252519

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Number of shares to be registered	Proposed maximum offering price per depositary share	Proposed maximum aggregate offering price	Amount of registration fee(1)
Depositary Shares, each representing a 1/40th Interest in a share of 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A	12,000,000	$25.00	$300,000,000	$32,730
Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (“Preferred Stock”)	300,000	(2)	(2)	(2)

(1)

Calculated in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (File No. 333-252519) filed by the registrant on January 28, 2021.

(2)	No separate consideration will be payable in respect of the shares of Preferred Stock that are being issued in connection with this offering.

PROSPECTUS SUPPLEMENT

TO THE PROSPECTUS DATED JANUARY 28, 2021

12,000,000 Depositary Shares Each Representing a 1/40th Interest in a Share of 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A

We are offering 12,000,000 depositary shares, each representing a 1/40th ownership interest in a share of our 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share (the “Series A Preferred Stock”), with a liquidation preference of $25 per depositary share (equivalent to $1,000 per share of Series A Preferred Stock). As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights). You must exercise any such rights through the depositary.

We will pay dividends on the Series A Preferred Stock, when, as, and if declared by our Board of Directors (or a duly authorized committee thereof), to the extent that we have lawfully available funds to pay dividends. If declared, dividends will accrue and be payable from the date of issuance at a rate of 4.875% per annum, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2021. Upon payment of any dividends on the Series A Preferred Stock, holders of depositary shares are expected to receive a proportionate payment.

Dividends on the Series A Preferred Stock will not be cumulative. If for any reason our Board of Directors (or a duly authorized committee thereof) does not declare a dividend on the Series A Preferred Stock for any dividend period, that dividend will not accrue or be payable and we will have no obligation to pay dividends for that dividend period, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period. Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including (but not limited to) the capital adequacy regulations and policies established by the Board of Governors of the Federal Reserve System.

We may redeem the Series A Preferred Stock at our option, subject to regulatory approval, (1) in whole or in part, from time to time, on any dividend payment date on or after April 15, 2026 or (2) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in either case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to, but excluding, the redemption date. If we redeem the Series A Preferred Stock, the depositary is expected to redeem a proportionate number of depositary shares.

We will apply to list the depositary shares on the Nasdaq Global Select Market (the “NASDAQ”) under the symbol “WAFDP.” Trading of the depositary shares is expected to commence within the 30-day period following the original issue date of the depositary shares. Our common stock is listed on the NASDAQ under the symbol “WAFD.”

The Series A Preferred Stock will not have any voting rights, except the limited ones set forth under “Description of the Series A Preferred Stock—Voting Rights” beginning on page S-26.

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-13.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Neither the depositary shares nor the Series A Preferred Stock are a savings account, deposit or other obligation of a bank and neither are insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality.

	Public Offering Price	Underwriting Discount (1)	Proceeds to Washington Federal (Before Expenses)
Per depositary share	$25.0000	$0.4756	$24.5244
Total	$300,000,000	$5,707,000	$294,293,000

(1)

The underwriting discount is calculated using a weighted average amount of $24.2125 per depositary share for retail orders (4,120,000 depositary shares) and $24.6875 per depositary share for institutional orders (7,880,000 depositary shares). See “Underwriting” for additional disclosure regarding the underwriting discount and estimated offering expenses payable by us.

The underwriters expect to deliver the depositary shares in book entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), against payment in New York, New York on or about February 8, 2021.

We expect to deliver the depositary shares against payment for the depositary shares on or about the date specified in the immediately prior paragraph, which will be the fifth business day following the date of the pricing of the depositary shares (“T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on any date prior to two business days before the settlement date will be required, by virtue of the fact that the depositary shares initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Joint Book-Running Managers
Morgan Stanley	BofA Securities	UBS Investment Bank	Wells Fargo Securities

Joint Lead Manager
Goldman Sachs & Co. LLC

Co-Manager
Keefe, Bruyette & Woods,
A Stifel Company

February 1, 2021

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the specific terms of this offering of depositary shares. The second part, the accompanying prospectus dated January 28, 2021, which is part of our Registration Statement on Form S-3, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede any such information in the accompanying prospectus.

In making your investment decision, it is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by us or on our behalf or to which we have referred you. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

Neither we nor any of the underwriters have authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by us or on our behalf or to which we have referred you. We and the underwriters take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you.

Neither we nor any of the underwriters is making an offer to sell or soliciting offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide you in connection with this offering or other offering material filed by us with the SEC is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

For investors outside the United States: Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement, the accompanying prospectus and any such free writing prospectus outside of the United States.

PRIIPs Regulation / Prohibition of Sales to EEA Retail Investors

The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

UK PRIIPs Regulation / Prohibition of Sales to UK Retail Investors

The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information set forth in “Risk Factors,” our consolidated financial statements and the related notes thereto and the other information incorporated by reference herein, before making an investment decision.

Our Company

Through our subsidiary Washington Federal Bank, N.A., dba WaFd Bank, our business consists primarily of accepting deposits from the general public and investing these funds in loans of various types, including first lien mortgages on single-family dwellings, construction loans, land acquisition and development loans, loans on multi-family, commercial real estate and other income producing properties, home equity loans and business loans. We also invest in certain United States government and agency obligations and other investments permitted by applicable laws and regulations. As of December 31, 2020, we have 234 branches located in Washington, Oregon, Idaho, Arizona, Utah, Nevada, New Mexico and Texas. Through our subsidiaries, we are also engaged in insurance brokerage activities.

The principal sources of funds for our activities are retained earnings, loan repayments, net deposit inflows, repayments and sales of investments and borrowings. Our principal sources of revenue are interest on loans and interest and dividends on investments. Its principal expenses are interest paid on deposits, credit costs, general and administrative expenses, interest on borrowings and income taxes.

Additional Information

Our corporate headquarters and principal executive offices are located at 425 Pike Street, Seattle, Washington 98101. Our telephone number at that address is (206) 624-7930. Our internet address is wafdbank.com. Information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

As used in this section, references to “Washington Federal,” “the Issuer,” “we,” “us” and “our” mean Washington Federal, Inc., excluding its subsidiaries.

Issuer	Washington Federal, Inc.

Securities Offered	12,000,000 depositary shares, each representing a 1/40th ownership interest in a share of 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share (the “Series A Preferred Stock”), with a liquidation preference of $25 per depositary share (equivalent to $1,000 per share of Series A Preferred Stock). Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Preferred Stock represented by such depositary share, to all the rights and preferences of the Series A Preferred Stock represented thereby (including with respect to dividends, voting, redemption and liquidation rights). We reserve the right to re-open this series of preferred stock and issue additional shares of the Series A Preferred Stock either through public or private sales at any time and from time to time; provided that we will only issue such additional shares if they are fungible with the outstanding Series A Preferred Stock for U.S. federal income tax purposes. The additional shares would form a single series with the Series A Preferred Stock.

Dividends

We will pay dividends on the Series A Preferred Stock, when, as, and if declared by our Board of Directors or a duly authorized committee of our Board of Directors. Dividends will accrue and be payable from the date of issuance at a rate of 4.875% per annum, payable quarterly, in arrears. See also “—Dividend Payment Dates” on page S-6. Upon payment of any dividends on the Series A Preferred Stock, holders of depositary shares are expected to receive a proportionate payment.

Dividends on the Series A Preferred Stock will not be cumulative or mandatory. If our Board of Directors or a duly authorized committee of our Board of Directors does not declare a dividend on the Series A Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board of Directors or a duly authorized committee of our Board of Directors declares a dividend on the Series A Preferred Stock for any future dividend period.

Our ability to pay dividends is subject to bank regulatory requirements, including (but not limited to) the capital adequacy regulations and policies established by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

While the Series A Preferred Stock is outstanding, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of preferred stock, if any, have been paid in full or declared and a sum sufficient for the payment thereof has been set aside:

•  no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock, other than:

•  a dividend payable solely in junior stock, or

•  any dividend in connection with the implementation of a shareholders’ rights plan or the redemption or repurchase of any rights under any such plan;

•  no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us) other than:

•  as a result of a reclassification of junior stock for or into other junior stock;

•  the exchange or conversion of one share of junior stock for or into another share of junior stock;

•  through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;

•  purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; or

•  the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

•  no shares of parity stock, if any, shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us), during a dividend period, other than:

•  pursuant to pro rata offers to purchase all, or a pro rata portion of the Series A Preferred Stock and such parity stock, if any;

•  as a result of a reclassification of parity stock for or into other parity stock;

•  the exchange or conversion of parity stock for or into other parity stock or junior stock;

•  through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock; or

•  the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

While the Series A Preferred Stock is outstanding, unless the full dividends for the preceding dividend period on all outstanding shares of Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside, no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any securities that rank equally with the Series A Preferred Stock. When dividends are not paid in full upon the shares of Series A Preferred Stock and parity stock, if any, all dividends declared upon shares of Series A Preferred Stock and parity stock, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, if any, on parity stock, if any, bear to each other. Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy regulations and policies of the Federal Reserve. See “Description of the Series A Preferred Stock—Dividends” beginning on page S-22.

Dividend Payment Dates	Dividends on the Series A Preferred Stock will be payable when, as, and if declared by our Board of Directors or a duly authorized committee of our Board of Directors, quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2021 (each a “dividend payment date”). If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid.

Redemption

The Series A Preferred Stock is perpetual and has no maturity date. Subject to regulatory approval, we may redeem the Series A Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after April 15, 2026 or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in either case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to, but excluding, the redemption date. If we redeem the Series A Preferred Stock, the depositary will redeem a proportionate number of depositary shares. Neither the holders of Series A Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series A Preferred Stock.

Any redemption of the Series A Preferred Stock is subject to our receipt of prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital adequacy regulations and policies of the Federal Reserve applicable to redemption of the Series A Preferred Stock.

Liquidation Rights	In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series A Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends before we make any distribution of assets to the holders of our common stock or any other class or series of shares of junior stock. Distributions will be made only to the extent of our assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock and pro rata as to the Series A Preferred Stock and any other shares of our stock ranking equally as to such distribution, if any.

Ranking

Shares of the Series A Preferred Stock will rank, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up:

•  senior to our common stock,

•  junior to any of our existing and future indebtedness; and

•  at least equally with each other series of our preferred stock, if any, we may issue if provided for in the certificate of designations relating to such preferred stock or otherwise (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock and all other parity stock, if any). See “Description of the Series A Preferred Stock-Other Preferred Stock.”

We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment after satisfaction of all claims for indebtedness and other non-equity claims.

No Maturity	The Series A Preferred Stock does not have any maturity date, and we are not required to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it and receive prior approval of the Federal Reserve to do so, if applicable.

Voting Rights	Holders of the Series A Preferred Stock and the depositary shares will have limited voting rights. See “Description of the Series A Preferred Stock—Voting Rights”

Preemptive and Conversion Rights	None.

Listing	We will apply to list the depositary shares on the NASDAQ under the symbol “WAFDP.” Trading of the depositary shares on the NASDAQ is expected to commence within the 30-day period following the original issue date of the depositary shares.

Tax Consequences	For a discussion of the material U.S. federal income tax consequences relating to the Series A Preferred Stock and the depositary shares, see the section entitled “Material United States Federal Income Tax Consequences” beginning on page S-35 in this prospectus supplement.

Use of Proceeds	We estimate that the net proceeds to us from the sale of depositary shares in this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $293.6 million. We intend to use the net proceeds from our sale of the depositary shares in this offering for general corporate purposes, which may include repurchases of our common stock. See “Use of Proceeds.”

Depositary Agent, Transfer Agent & Registrar	American Stock Transfer & Trust Company, LLC will be the transfer agent and registrar for the Series A Preferred Stock.

Risk Factors	See the section entitled “Risk Factors” beginning on page S-13 and in our Annual Report on Form 10-K for the year ended September 30, 2020, as updated by our subsequent filings under the Exchange Act, including our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments thereof, for a discussion of some of the factors you should consider before investing in the depositary shares.

Summary Historical Financial Information

The following tables set forth selected historical consolidated and combined financial information. The selected historical information at December 31, 2020 and for the three months ended December 31, 2020 and 2019 is unaudited and has been derived from our unaudited historical condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020 (“Quarterly Report on Form 10-Q”). The selected historical consolidated financial information for the fiscal years ended September 30, 2020, 2019 and 2018 has been derived from our historical consolidated financial statements, which have been audited by Deloitte & Touche LLP and are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, which is incorporated by reference in this prospectus supplement. The selected historical consolidated and combined financial information at September 30, 2017 and 2016 and for the fiscal years ended September 30, 2017 and 2016 has been derived from our audited historical consolidated and combined financial information not included or incorporated by reference in this prospectus supplement.

The results for the three months ended December 31, 2020 are not necessarily indicative of the results that may be expected for the full fiscal year. Additionally, our historical results are not necessarily indicative of the results expected for any future period. You should read this information in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes thereto, which are included in our Annual Report on Form 10-K for the year ended September 30, 2020 and in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Condensed Consolidated and/or Combined Statements of Earnings Information

	Three Months Ended December 31,		Years Ended September 30,
($ in thousands, except per share data)	2020	2019	2020	2019	2018	2017	2016
Interest income	$147,822	164,824	$621,265	$671,466	$607,083	$548,918	$536,793
Interest expense	27,308	45,139	151,757	190,406	134,944	116,992	116,544

Net interest income	120,514	119,685	469,508	481,060	472,139	431,926	420,249
Provision (reversal) for credit losses	3,000	(3,750)	21,750	(1,650)	(5,450)	(2,100)	(6,250)
Other income	13,421	45,490	86,986	63,128	43,976	53,709	57,082
Other expense	81,410	82,636	315,558	283,063	264,322	231,519	235,447

Income before income taxes	49,525	86,289	219,186	262,775	257,243	256,216	248,134
Income taxes	10,574	18,423	45,748	52,519	53,393	82,684	84,085

Net income	$38,951	67,866	$173,438	$210,256	$203,850	$173,532	$164,049

Per Share data
Basic	$0.51	0.86	$2.26	$2.61	$2.40	$1.95	$1.79
Diluted	0.51	0.86	2.26	2.61	2.40	1.94	1.78
Cash dividends	0.22	0.21	0.87	0.79	0.67	0.84	0.55

Condensed Consolidated and/or Combined Statements of Financial Position Information

	At December 31, 2020	At September 30,
($ in thousands)		2020	2019	2018	2017	2016
Assets:
Cash and equivalents	$1,830,722	$1,702,977	$419,158	$268,650	$313,070	$450,368
Available-for-sale securities, at fair value	2,482,944	2,249,492	1,485,742	1,314,957	1,266,209	1,922,894
Held-to-maturity securities, at amortized cost	586,870	705,838	1,443,480	1,625,420	1,646,856	1,417,599
Loan receivable, net of allowance for loan losses(1)	12,881,010	12,792,317	11,930,575	11,477,081	10,882,622	9,910,920
Interest receivable	52,671	53,799	48,857	47,295	41,643	37,669
Premises and equipment, net	256,242	252,805	274,015	267,995	263,694	281,951
Real estate owned	4,463	4,966	6,781	11,298	20,658	29,027
FHLB & FRB stock	137,991	141,990	123,990	127,190	122,990	117,205
Bank owned life insurance	229,175	227,749	220,076	216,254	211,330	208,123
Intangible assets, including goodwill(2)	309,425	309,906	309,247	311,286	298,682	269,989
Federal and state income tax assets, net	—	5,708	—	1,804	—	16,047
Other assets	292,109	346,508	210,989	196,494	185,826	199,271

	$19,063,622	$18,794,055	$16,474,910	$15,865,724	$15,253,580	$14,888,063

Liabilities:
Customer accounts
Transaction deposit accounts	$10,381,459	$9,806,432	$7,083,801	$6,582,343	$6,361,158	$6,005,592
Time deposit accounts	3,785,082	3,973,192	4,906,963	4,804,803	4,473,850	4,595,260

	14,166,541	13,779,624	11,990,764	11,387,146	10,835,008	10,600,852
FHLB advances	2,600,000	2,700,000	2,250,000	2,330,000	2,225,000	2,080,00
Advance Payments by borrowers for taxes and insurance	15,539	49,462	57,830	57,417	56,631	42,898
Federal and state income tax liabilities, net	8,294	—	5,104	—	—	—
Accrued expenses and other liabilities	211,481	250,836	138,217	94,253	131,253	188,582

	17,001,855	16,779,922	14,441,915	13,868,816	13,247,892	12,912,332
Shareholders’ Equity:
Common stock, $1.00 par value, 300,000,000 shares authorized(3)	135,938	135,727	135,540	135,343	134,958	134,308
Paid-in capital	1,680,111	1,678,843	1,672,417	1,666,609	1,660,885	1,648,388
Accumulated other comprehensive income (loss), net of taxes	41,435	16,953	15,292	8,294	5,015	(11,156)
Treasury stock, at cost(4)	(1,238,997)	(1,238,296)	(1,126,163)	(1,002,309)	(838,060)	(739,686)
Retained earnings	1,443,280	1,420,906	1,335,909	1,188,971	1,042,890	943,877

	2,061,767	2,014,133	2,032,995	1,996,908	2,005,688	1,975,731

	$19,063,622	$18,794,055	$16,474,910	$15,865,724	$15,253,580	$14,888,063

(1)

Allowance for loan losses of $170,189, $166,955, $131,534, $129,257, $ 123,073 and $113,494 at December 31, 2020 and at September 30, 2020, 2019, 2018, 2017 and 2016, respectively. Also note for loan losses in 2020, effective October 1, 2019, the Company has applied FASB ASU 2016-13, Financial Instruments - Credit Losses (“ASC 326”), which requires the use of the current expected credit loss methodology (“CECL”). Prior to October 1, 2019, the calculation was based on incurred loss methodology.

(2)	Goodwill of $302,707, $302,707, $301,368, $301,368, $301,368 and $293,153 at December 31, 2020 and at September 30, 2020, 2019, 2018, 2017 and 2016, respectively.
(3)

Issued 135,937,934, 135,727,237, 135,539,806, 135,343,417, 135,957,511 and 134,307,818 shares at December 31, 2020 and at September 30, 2020, 2019, 2018, 2017 and 2016, respectively, and had 75,867,105, 75,689,364, 78,841,463, 82,710,911, 87,193,362 and 89,680,847 shares outstanding at December 31, 2020 and at September 30, 2020, 2019, 2018, 2017 and 2016, respectively.

(4)	Treasury shares of 60,070,829, 60,037,873, 56,698,343, 52,632,506, 47,764,149 and 44,626,971 at December 31, 2020 and at September 30, 2020, 2019, 2018, 2017 and 2016, respectively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain certain “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections Words such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “forecasts,” “projects” and other similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” are intended to help identify such forward-looking statements. These statements are not historical facts, but instead represent management’s current expectations, plans or forecasts and are based on the beliefs and assumptions of management, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and are often beyond our control. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially from the plans, objectives, goals, estimates, intentions and expectations expressed in forward-looking statements include:

•

a deterioration in economic conditions, including declines in the real estate market and home sale volumes and financial stress on borrowers (consumers and businesses) as a result of the uncertain economic environment;

•

the effects of natural or man-made disasters, calamities, or conflicts, including terrorist events and pandemics (such as the COVID-19 pandemic), including on asset credit quality and business operations, as well as its impact on general economic and financial market conditions;

•	the effects of a severe economic downturn, including high unemployment rates and declines in housing prices and property values, in our primary market areas;

•	the effects of and changes in monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government, including responses to the COVID-19 pandemic;

•	fluctuations in interest rate risk and changes in market interest rates, including risk related to LIBOR reform and risk of negative rates;

•	our ability to make accurate assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the assets securing these loans;

•

legislative and regulatory limitations, including those arising under the Dodd-Frank Act and potential limitations in the manner in which we conduct our business and undertake new investments and activities;

•	our ability to obtain external financing to fund our operations or obtain financing on favorable terms;

•	changes in other economic, competitive, governmental, regulatory and technological factors affecting our markets, assets, liabilities, operations, pricing, products, services and fees;

•

our success at managing the risks involved in the remediation efforts associated with our Bank Secrecy Act (“BSA”) program, costs of enhancements to our BSA program are greater than anticipated; and governmental authorities undertake enforcement actions or legal proceedings with respect to our BSA program beyond those contemplated by the Consent Order, and the potential impact of such matters on the success, timing and ability to pursue growth or other business initiatives;

•

our success at managing the risks involved in the remediation efforts associated with Home Mortgage Disclosure Act (“HMDA”) compliance and reporting, costs of enhancements to our HMDA program are greater than anticipated; and governmental authorities undertake enforcement actions or legal proceedings with respect to our HMDA program beyond those contemplated by the Consent Orders that have been entered into with the Consumer Financial Protection Bureau (the “CFPB”);

•	our success at managing the risks involved in the foregoing and managing our business; and

•	the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control.

See “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended September 30, 2020, as updated by our subsequent filings under the Exchange Act, including our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments thereof, for a further description of these and other factors. For the reasons described above, we caution you against relying on any forward-looking statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by the federal securities laws.

RISK FACTORS

You should carefully consider the following risks and those included in our Annual Report on Form 10-K for the year ended September 30, 2020 and in our Quarterly Reports on Form 10-Q before investing in the Series A Preferred Stock. These risks could materially affect our business, results of operations or financial condition and cause the trading price of the depositary shares to decline. You could lose part or all of your investment.

Risks Relating to This Offering

You are making an investment decision about both the depositary shares and the Series A Preferred Stock.

As described in this prospectus supplement, Washington Federal is issuing depositary shares representing fractional interests in the Series A Preferred Stock. The depositary will rely solely on the payments it receives on the Series A Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding both of these securities.

The Series A Preferred Stock will be an equity security and will be subordinate to Washington Federal’s existing and future indebtedness, and Washington Federal’s ability to pay dividends on the Series A Preferred Stock may be limited by regulatory policies and requirements.

The shares of Series A Preferred Stock will be equity interests in Washington Federal and will not constitute indebtedness. This means that the depositary shares, which represent fractional interests in the Series A Preferred Stock, will rank junior to all existing and future indebtedness and other non-equity claims on Washington Federal with respect to assets available to satisfy claims on Washington Federal, including claims in the event of Washington Federal’s liquidation. As of December 31, 2020, total liabilities of Washington Federal and its subsidiaries, including indebtedness and deposit liabilities (excluding, in each case, intercompany liabilities), were approximately $17.0 billion, and total deposit liabilities (excluding intercompany balances) were approximately $14.2 billion. Washington Federal may incur additional liabilities (including indebtedness) in the future. Washington Federal’s existing and future indebtedness may restrict payment of dividends on the Series A Preferred Stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Series A Preferred Stock, (1) dividends will be payable only if declared by Washington Federal’s Board of Directors or a duly authorized committee of Washington Federal’s Board of Directors, (2) dividends will not accumulate if they are not declared and (3) as a Washington corporation, Washington Federal may make dividend payments and redemption payments only out of funds legally available under Washington law.

Also, as a bank holding company, Washington Federal’s ability to declare and pay dividends is subject to various regulatory policies and requirements relating to capital actions. In particular, the federal banking agencies’ capital rules set forth criteria for qualifying additional Tier 1 capital instruments, including that any dividends on such instruments only be paid out of a banking organization’s net income, retained earnings and surplus related to other additional Tier 1 capital instruments. In addition, the Federal Reserve has the authority to prohibit bank holding companies, including Washington Federal, from paying dividends if such payment would be an unsafe or unsound banking practice. The Federal Reserve has indicated generally that it may be an unsafe or unsound practice for a bank holding company to pay dividends on common stock and preferred stock unless the bank holding company’s net income over the preceding year is sufficient to fund the dividends and the expected rate of earnings retention is consistent with the company’s capital needs, asset quality and overall financial condition. These policies could adversely affect Washington Federal’s ability to pay dividends or may result in additional limitations on its ability to pay dividends or redeem shares of the Series A Preferred Stock.

Further, the Federal Reserve’s capital rules include a capital conservation buffer. The buffer can be satisfied only with common equity Tier 1, or “CET1,” capital. If Washington Federal’s capital ratios do not satisfy minimum requirements plus the capital conservation buffer, it will face graduated constraints on, among other things, capital distributions (including dividends on the Series A Preferred Stock) based on the amount of the shortfall and the amount of “eligible retained income” (that is, the greater of (i) net income for the four preceding quarters, net of distributions and associated tax effects not reflected in net income; and (ii) the average of all net income over the preceding four quarters). If Washington Federal does not achieve applicable Basel III capital ratio requirements, including the capital conservation buffer, it may not be able to pay dividends (including with respect to the Series A Preferred Stock). Although Washington Federal currently expects to meet applicable Basel III capital ratio requirements, inclusive of the capital conservation buffer, Washington Federal cannot be sure that it will meet those requirements in the future or that even if it does, it will be able to pay dividends on the Series A Preferred Stock.

The Series A Preferred Stock places no restrictions on Washington Federal’s business or operations or on Washington Federal’s ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Description of the Series A Preferred Stock—Voting Rights” beginning on page S-26 of this prospectus supplement.

The Series A Preferred Stock may be junior in rights and preferences to Washington Federal’s future preferred stock, including senior stock authorized and issued without your consent.

The Series A Preferred Stock may rank junior to preferred stock issued in the future that by its terms is expressly senior in rights and preferences to the Series A Preferred Stock. It is possible that Washington Federal may authorize and issue such shares without your vote or consent, although the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock is required to authorize or issue any shares of senior stock as described under “Description of the Series A Preferred Stock—Voting Rights.” In addition, the terms of any of Washington Federal’s future preferred stock expressly senior to the Series A Preferred Stock may restrict dividend payments on the Series A Preferred Stock, except for dividends payable solely in shares of the Series A Preferred Stock. Unless full dividends for all of Washington Federal’s outstanding preferred stock senior to the Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, no dividends will be declared or paid and no distribution will be made on any shares of the Series A Preferred Stock, and no shares of the Series A Preferred Stock may be repurchased, redeemed, or otherwise acquired by Washington Federal, directly or indirectly, for consideration. This could result in dividends on the Series A Preferred Stock not being paid when due to you.

Dividends on the Series A Preferred Stock are discretionary and non-cumulative.

Dividends on the Series A Preferred Stock are discretionary and will not be cumulative. If Washington Federal’s Board of Directors or a duly authorized committee of Washington Federal’s Board of Directors does not declare a dividend on the Series A Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and Washington Federal will have no obligation to pay any dividend for that dividend period, whether or not Washington Federal’s Board of Directors or a duly authorized committee of Washington Federal’s Board of Directors declares a dividend on the Series A Preferred Stock for any future dividend period.

Additionally, when dividends are not paid in full upon the Series A Preferred Stock and parity stock, if any, all dividends declared upon the Series A Preferred Stock and parity stock, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, if any, on parity stock, if any, bear to each other. Therefore, if Washington Federal is not paying full dividends on any outstanding parity stock, Washington Federal will not be able to pay full dividends on the Series A Preferred Stock.

Credit ratings may not reflect all risks associated with an investment in the Series A Preferred Stock and the depositary shares.

Credit rating agencies rate the Series A Preferred Stock and the depositary shares on factors that include Washington Federal’s results of operations, actions that Washington Federal takes, their view of the general outlook for Washington Federal’s industry and their view of the general outlook for the economy. In particular, major credit rating agencies have stated that they are continuing to evaluate the credit ratings of U.S. financial institutions in light of the crisis relating to the COVID-19 pandemic and may take further rating actions across the financial services industry or within specific financial institutions. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing Washington Federal on a watch list for possible future downgrading. Downgrading the credit rating of Washington Federal’s depositary shares or placing Washington Federal on a watch list for possible future downgrading would likely increase Washington Federal’s cost of financing, limit Washington Federal’s access to the capital markets and have an adverse effect on the market price of Washington Federal’s securities, including the depositary shares offered hereby.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the depositary shares. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the depositary shares or the Series A Preferred Stock may not reflect all risks related to Washington Federal and its business, or the structure or market value of the depositary shares.

The Series A Preferred Stock may be redeemed at Washington Federal’s option, and you may not be able to reinvest the redemption price you receive in a similar security.

Subject to the approval of the Federal Reserve, at Washington Federal’s option, Washington Federal may redeem the Series A Preferred Stock at any time in whole, but not in part, upon the occurrence of a “regulatory capital treatment event,” such as a proposed change in law or regulation after the initial issuance date with respect to whether the Series A Preferred Stock qualifies as a Tier 1 capital instrument. Washington Federal may also redeem the Series A Preferred Stock at its option, either in whole or in part, from time to time on any dividend payment date on or after April 15, 2026 subject to the approval of the Federal Reserve. If Washington Federal redeems the Series A Preferred Stock and the depositary redeems the depositary shares in respect thereof, you may not be able to reinvest the redemption price you receive in a similar security. Under current U.S. federal income tax law, the redemption of the depositary shares generally would be a taxable event to you. See “Description of the Series A Preferred Stock—Redemption—Redemption Following a Regulatory Capital Treatment Event” beginning on page S-24 and “Material United States Federal Income Tax Consequences - Sale, Exchange, Redemption or Certain Other Taxable Dispositions of the Depositary Shares” beginning on page S-37 for more information on redemption of the Series A Preferred Stock.

Investors should not expect Washington Federal to redeem the Series A Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Series A Preferred Stock is a perpetual equity security. This means that it has no maturity or mandatory redemption date and is not redeemable at the option of the holders of the Series A Preferred Stock or the holders of the depositary shares offered by this prospectus supplement. The Series A Preferred Stock may be redeemed by Washington Federal at its option, subject to regulatory approval, either in whole or in part, from time to time, on any dividend payment date on or after April 15, 2026. The Series A Preferred Stock may also be redeemed by Washington Federal at its option, subject to regulatory approval, in whole, but not in part, at any time within 90 days following a “regulatory capital treatment event” as described herein. Any decision Washington Federal may make at any time to propose a redemption of the Series A Preferred Stock will depend upon, among other things, Washington Federal’s evaluation of its capital position, the composition of Washington Federal stockholders’ equity and general market conditions at that time.

Washington Federal’s right to redeem the Series A Preferred Stock is subject to certain limitations, including any required approval of the Federal Reserve.

Washington Federal’s right to redeem the Series A Preferred Stock is subject to limitations. Under the Federal Reserve’s capital adequacy regulations and policies applicable to bank holding companies, any redemption of the Series A Preferred Stock is subject to prior approval of the Federal Reserve. Additionally, prior to redeeming the Series A Preferred Stock or immediately afterward, Washington Federal must either replace the redeemed Series A Preferred Stock with an equal amount of Tier 1 capital instruments or demonstrate to the Federal Reserve’s satisfaction that following redemption, Washington Federal will continue to hold capital commensurate with its risks. Washington Federal cannot assure you that the Federal Reserve will approve any redemption of the Series A Preferred Stock that Washington Federal may propose.

Washington Federal’s ability to receive dividends and other distributions from its subsidiaries could affect its liquidity and ability to pay dividends.

Washington Federal is a separate and distinct legal entity from its subsidiaries. Washington Federal anticipates that dividends and other distributions to Washington Federal from its direct and indirect subsidiaries (including Washington Federal Bank, National Association, or the “Bank”) will represent a major source of funds for Washington Federal to pay dividends on the Series A Preferred Stock, make payments on corporate debt securities and meet other obligations. There are various federal law limitations on the extent to which the Bank can finance or otherwise supply funds to Washington Federal through dividends and loans. These limitations include capital adequacy regulations and policies of its regulators generally and specifically the Office of the Comptroller of the Currency, Prompt Corrective Action regulations, federal banking law requirements concerning the payment of dividends out of net profits or surplus, Sections 23A and 23B of the Federal Reserve Act and Regulation W governing transactions between an insured depository institution and its affiliates, as well as general federal regulatory oversight to prevent unsafe or unsound practices. If Washington Federal’s subsidiaries’ earnings are not sufficient to make dividend payments to Washington Federal while maintaining adequate capital levels, Washington Federal’s liquidity may be affected and it may not be able to make dividend payments to holders of the Series A Preferred Stock, make payments on outstanding corporate debt securities or meet other obligations, each and any of which could have a material adverse impact on Washington Federal’s results of operations, financial position or perception of financial health.

Holders of the Series A Preferred Stock and the depositary shares will have limited voting rights.

Holders of the Series A Preferred Stock and, in turn, the depositary shares will have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Series A Preferred Stock will have voting rights only with respect to authorizing or increasing the amount of any equity security ranking senior to the Series A Preferred Stock, certain changes in terms of the Series A Preferred Stock, certain nonpayment of dividends and as otherwise required by applicable law. See “Description of the Series A Preferred Stock—Voting Rights” beginning on page S-26 of this prospectus supplement.

Holders of depositary shares must act through the depository to exercise any voting rights of the Series A Preferred Stock. Although each depositary share is entitled to 1/40th of a vote, the depositary can only vote whole shares of Series A Preferred Stock. While the depositary will vote the maximum number of whole shares of Series A Preferred Stock in accordance with the instruction it receives, any remaining votes of holders of the depositary shares will not be voted.

Offerings of debt, which is senior to the Series A Preferred Stock upon liquidation, may adversely affect the market price of Washington Federal’s depositary shares.

Washington Federal may attempt to increase Washington Federal’s capital resources in the future or, if Washington Federal’s regulatory capital ratios fall below the required minimums, Washington Federal could be forced to raise additional capital by making additional offerings of debt or equity securities, including senior or subordinated notes, preferred stock and common stock. Upon liquidation, holders of Washington Federal’s debt securities and lenders with respect to other borrowings will receive distributions of Washington Federal’s available assets prior to the holders of its Series A Preferred Stock and depositary shares.

Washington Federal cannot assure you that a liquid trading market for the depositary shares will develop, and you may find it difficult to sell your depositary shares.

The depositary shares are a new issue of securities with no established trading market. Washington Federal will apply to list the depositary shares on the NASDAQ under the symbol “WAFDP.” However, there is no guarantee that Washington Federal will be able to list the depositary shares. If approved, Washington Federal expects trading of the depositary shares on the NASDAQ to begin within the 30-day period after the original issue date. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The underwriters have advised Washington Federal that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. Washington Federal cannot assure you that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

The amount of your liquidation preference is fixed and you have no right to receive any greater payment.

The payment upon liquidation is fixed at the liquidation preference of $25.00 per depositary share, plus an amount equal to all declared and unpaid dividends thereon to, but not including, the date of liquidation. If, in the case of Washington Federal’s liquidation, there are remaining assets to be distributed after payment of this amount, you have no right to receive or to participate in these amounts. In addition, if the market price of your depositary shares is greater than the liquidation preference, you have no right to receive the market price from Washington Federal upon its liquidation

General market conditions and unpredictable factors could adversely affect market prices for the depositary shares.

Future trading prices of the depositary shares will depend on many factors, including:

•	whether Washington Federal declares or fails to declare dividends on the Series A Preferred Stock from time to time;

•	Washington Federal’s operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of Washington Federal’s competitors;

•	Washington Federal’s creditworthiness;

•	the ratings given to Washington Federal’s securities by credit-rating agencies, including the ratings given to the Series A Preferred Stock or depositary shares;

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting Washington Federal or the financial markets generally (including the effects of the COVID-19 pandemic); and

•	the market for similar securities.

Accordingly, the depositary shares may trade at a discount to the price per share paid for such shares even if a secondary market for the depositary shares develops.

Additional issuances of preferred stock or securities convertible into preferred stock may further dilute existing holders of Washington Federal’s depositary shares.

Washington Federal may, in the future, determine that it is advisable, or Washington Federal may encounter circumstances where Washington Federal determines it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. Washington Federal’s Board of Directors is authorized to cause Washington Federal to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders. Washington Federal’s Board of Directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over the Series A Preferred Stock with respect to dividends or upon Washington Federal’s dissolution, winding up and liquidation and other terms. Though the approval of holders of depositary shares representing interests in the Series A Preferred Stock will be needed to issue any equity security ranking above the Series A Preferred Stock, if Washington Federal issues preferred stock in the future that has preference over the Series A Preferred Stock with respect to the payment of dividends or upon liquidation, or if Washington Federal issues preferred stock with voting rights that dilute the voting power of the Series A Preferred Stock or depositary shares, the rights of holders of the depositary shares or the market price of the depositary shares could be adversely affected. The market price of the depositary shares could decline as a result of this offering or other offerings, as well as other sales of a large block of depositary shares, Series A Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur.

Holders of depositary shares may not be entitled to the dividends-received deduction or reduced rates applicable to qualified dividend income.

Distributions paid to corporate U.S. holders of the depositary shares may be eligible for the dividends-received deduction and distributions paid to non-corporate U.S. holders of the depositary shares may be subject to tax at the preferential tax rates applicable to “qualified dividend income” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock (and related depositary shares) to qualify as dividends for U.S. federal income tax purposes. If any distributions on the Series A Preferred Stock (and related depositary shares) with respect to any fiscal year are not eligible for the dividends-received deduction or for the preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the depositary shares may decline.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of depositary shares in this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $293.6 million. We intend to use the net proceeds from our sale of the depositary shares in this offering for general corporate purposes, which may include repurchases of our common stock.

CAPITALIZATION

The following table sets forth our capitalization and capital ratios as of December 31, 2020 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the sale of 12,000,000 depositary shares, representing 300,000 shares of Series A Preferred Stock, by us in this offering, after underwriting discounts and estimated offering expenses payable by us. You should read this table in conjunction with our consolidated financial statements and the notes thereto included in the documents incorporated by reference into this prospectus supplement.

	As of December 31, 2020
	Actual	As Adjusted
	(In thousands, except share amounts)
Capitalization

Shareholders’ Equity
Preferred Stock, 4.875% Noncumulative Perpetual Series A, $1.00 par value, $1,000 liquidation preference per share; 300,000 shares authorized, issued and outstanding	—	300,000
Common Stock, par value $1.00 per share, 300,000,000 shares authorized, 75,867,105 shares outstanding	135,938	135,938
Treasury Stock, at cost: 60,070,829 shares	(1,238,997)	(1,238,997)
Additional paid-in capital	1,680,111	1,673,671
Retained earnings	1,443,280	1,443,280
Accumulated other comprehensive income	41,435	41,435

Total Shareholders’ Equity	$2,061,767	$2,355,327

Capital Ratios
Tier 1 leverage ratio	9.25%	10.83%
Common Equity Tier 1 ratio	12.65%	12.65%
Tier 1 risk-based capital ratio	12.65%	14.82%
Total risk-based capital ratio	13.90%	16.07%

DESCRIPTION OF THE SERIES A PREFERRED STOCK

The following description supplements and, to the extent it is inconsistent, supersedes the description of the general provisions of our preferred stock set forth under “Description of Capital Stock—Preferred Stock” in the accompanying prospectus. As used in this description of the Series A Preferred Stock, “we,” “our,” “us” and “Washington Federal” refer to Washington Federal, Inc. and not to any of our subsidiaries. The following description is qualified in its entirety by the Certificate of Designations relating to the Series A Preferred Stock (the “Certificate of Designations”), and where this description is inconsistent with the description of the Preferred Stock contained in the accompanying prospectus or the description of the Series A Preferred Stock in the Certificate of Designations, the Certificate of Designations will control.

General

The Series A Preferred Stock is a single series of our authorized preferred stock. We are offering 12,000,000 depositary shares, representing 300,000 shares of the Series A Preferred Stock by this prospectus supplement and the accompanying prospectus. Shares of the Series A Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. The depositary will be the sole holder of shares of the Series A Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the Series A Preferred Stock through the depositary, as described in the section entitled “Description of Depositary Shares” beginning on page S-29 in this prospectus supplement.

Shares of the Series A Preferred Stock will rank, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up, respectively: (i) senior to our common stock and any other class or series of shares we may issue in the future ranking junior to the Series A Preferred Stock; (ii) junior to any of our existing and future indebtedness and (iii) at least equally with each other series of preferred stock we may issue if provided for in the certificate of designations relating to such preferred stock or otherwise (except for any senior stock that may be issued with the requisite consent of the holders of the Series A Preferred Stock and all other parity stock, if any). See “—Other Preferred Stock” below. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims).

The Series A Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of Washington Federal. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of Washington Federal to redeem or repurchase the Series A Preferred Stock. The Series A Preferred Stock represents non-withdrawable capital, will not be an account of an insurable type, and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

We reserve the right to re-open this series of preferred stock and issue additional shares of the Series A Preferred Stock either through public or private sales at any time and from time to time without notice to or consent of holders of the Series A Preferred Stock or the depositary shares, provided that such additional shares of Series A Preferred Stock will only be issued if they are fungible with the original shares for tax purposes and such additional shares shall only be entitled to dividends declared on or after the date they are issued. The additional shares of Series A Preferred Stock and related depositary shares would form a single series with the Series A Preferred Stock and related depositary shares, respectively, offered by this prospectus supplement. In addition, we may from time to time, without notice to or consent of holders of the Series A Preferred Stock or the depositary shares, issue additional shares of preferred stock that rank equally with or junior to the Series A Preferred Stock.

Dividends

General

Dividends on the Series A Preferred Stock will not be cumulative or mandatory. If our Board of Directors or a duly authorized committee of our Board of Directors does not declare a dividend on the Series A Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board of Directors or a duly authorized committee of our Board of Directors declares a dividend on the Series A Preferred Stock for any future dividend period. A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preferred Stock.

Holders of Series A Preferred Stock will be entitled to receive, when, as, and if declared by our Board of Directors or a duly authorized committee of our Board of Directors, out of assets legally available for the payment of dividends under Washington law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 4.875% per annum for each quarterly dividend period from the original issue date of the depositary shares through the redemption date of the Series A Preferred Stock, if any. In the event that we issue additional shares of Series A Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares.

If declared by our Board of Directors or a duly authorized committee of our Board of Directors, we will pay dividends on the Series A Preferred Stock quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2021 (each such date, a “dividend payment date”). If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid. A business day means any weekday that is not a legal holiday in New York, New York, and is not a day on which banking institutions in New York, New York, are closed.

Dividends will be payable to holders of record of Series A Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 days before the applicable payment date, as shall be fixed by our Board of Directors or a duly authorized committee of our Board of Directors. The corresponding record dates for the depositary shares will be the same as the record dates for the Series A Preferred Stock.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, as described below under “—Redemption,” on page S-24, unless we default in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption.

Additional Information

The ability of Washington Federal to pay dividends in the future is subject to bank regulatory requirements, including (but not limited to) capital adequacy regulations and policies established by the Federal Reserve.

So long as any share of Series A Preferred Stock remains outstanding, (1) no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or (v) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged and (3) no shares of parity stock, if any, shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us), during a dividend period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such parity stock, if any, (ii) as a result of a reclassification of parity stock for or into other parity stock, (iii) the exchange or conversion of parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, or (v) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment.

We will not declare or pay or set apart funds for the payment of dividends on any securities which rank equally with the Series A Preferred Stock, if any, unless we have paid or set apart funds for the payment of dividends on the Series A Preferred Stock. When dividends are not paid in full upon the shares of Series A Preferred Stock and parity stock, if any, all dividends declared upon shares of Series A Preferred Stock and parity stock, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, if any, on parity stock, if any, bear to each other.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of stock of Washington Federal hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of Washington Federal.

As used in this prospectus supplement, “parity stock” means any other class or series of stock of Washington Federal that ranks on a parity with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of Washington Federal. As of the date of this prospectus supplement, there are no shares of parity stock outstanding. See “—Other Preferred Stock” below.

As used in this prospectus supplement, “senior stock” means any other class or series of stock of Washington Federal ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Washington Federal.

Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our Board of Directors or a duly authorized committee of our Board of Directors, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy regulations and policies of the Federal Reserve.

Redemption

Optional Redemption

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. We may redeem the Series A Preferred Stock at our option, subject to regulatory approval, in whole or in part, from time to time, on any dividend payment date on or after April 15, 2026, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period to, but excluding, the redemption date. Neither the holders of Series A Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series A Preferred Stock.

Redemption Following a Regulatory Capital Treatment Event

Subject to regulatory approval by the Federal Reserve, we may redeem shares of the Series A Preferred Stock at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to, but excluding, the redemption date. A “regulatory capital treatment event” means the good faith determination by Washington Federal that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock; (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series A Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that Washington Federal will not be entitled to treat the full liquidation value of the shares of Series A Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the Federal Reserve’s capital adequacy regulations and policies (or, as and if applicable, the capital adequacy regulations and policies of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding. Dividends will cease to accrue on those shares on the redemption date. Notwithstanding the foregoing, Washington Federal may not redeem shares of the Series A Preferred Stock without having received the prior approval of the appropriate federal banking agency, if then required under capital rules applicable to Washington Federal.

Redemption Procedures

If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be sent to the holders of record of the Series A Preferred Stock to be redeemed, sent not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing the Series A Preferred Stock are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Series A Preferred Stock to be redeemed from the holder;

•	the redemption price; and

•	the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price.

On and after the redemption date, dividends will cease to accrue on shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under “—Voting Rights” below, except the right to receive the redemption price plus any declared and unpaid dividends. See “Description of Depositary Shares” beginning on page S-29 of this prospectus supplement for information about redemption of the depositary shares relating to the Series A Preferred Stock.

In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot. Subject to the provisions hereof, our Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

Under the Federal Reserve’s current capital adequacy regulations applicable to bank holding companies, any redemption of the Series A Preferred Stock is subject to prior approval by the Federal Reserve and Washington Federal must either replace the shares to be redeemed with an equal amount of Tier 1 capital instruments or demonstrate to the Federal Reserve that Washington Federal will continue to hold capital commensurate with its risk. See “Risk Factors—Washington Federal’s right to redeem the Series A Preferred Stock is subject to certain limitations, including any required approval of the Federal Reserve” on page S-16 in this prospectus supplement. Any redemption of the Series A Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital adequacy regulations and policies of the Federal Reserve applicable to redemption of the Series A Preferred Stock.

Neither the holders of the Series A Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series A Preferred Stock, nor should such holders expect us to redeem the Series A Preferred Stock or the depositary shares on the date the Series A Preferred Stock becomes redeemable or at any time thereafter.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series A Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Series A Preferred Stock. Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if the assets of Washington Federal are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock and all holders of parity stock, if any, as to such distribution with the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and parity stock, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and parity stock, if any, the holders of our junior stock shall be entitled to receive all remaining assets of Washington Federal according to their respective rights and preferences.

In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims).

For purposes of this section, the merger or consolidation of Washington Federal with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Washington Federal for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of Washington Federal.

Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series A Preferred Stock, to participate in the assets of any of our subsidiaries, upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Voting Rights

Except as provided below, the holders of the Series A Preferred Stock will have no voting rights.

Right to Elect Two Directors upon Nonpayment

If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six quarterly dividend periods, whether or not consecutive (a “Nonpayment Event”), the number of directors on our Board of Directors shall automatically be increased by two. The holders of shares of Series A Preferred Stock shall have the right, together with holders of any other equally ranked series of preferred stock that have similar voting rights, if any (“Voting Parity Stock”), voting together as a single class in proportion to their respective liquidation preferences, by a plurality of the votes cast, to elect two additional members of our Board of Directors (the “Preferred Stock Directors”) to fill such newly created directorships. Our Board of Directors shall at no time include more than two Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to voting rights.

In the event that the holders of the Series A Preferred Stock and any Voting Parity Stock shall be entitled to vote for the election of Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected at a special meeting called at the request of record holders owning shares representing at least 20% of the combined liquidation preference of all shares of Series A Preferred Stock and each series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless the request for a special meeting is received less than 90 days before the date fixed for our next annual or special meeting of our shareholders, in which event such election shall be held only at such next annual or special meeting of shareholders), and subsequently at each annual meeting of our shareholders. Any request to call a special meeting for the initial election of Preferred Stock Directors after a Nonpayment Event must be made by written notice, signed by the requisite holders of Preferred Stock and/or Voting Parity Stock, and delivered to our Corporate Secretary in person, by first class mail or in any other manner permitted by our Restated Articles of Incorporation or Bylaws or by applicable law. If our Secretary fails to call a special meeting for the election of Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series A Preferred Stock may call such a meeting at our expense solely for the election of Preferred Stock Directors. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders if such office shall not have been previously terminated as below provided. The holders of Series A Preferred Stock will not have the right to cumulate votes for the Preferred Stock Directors.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Series A Preferred Stock and Voting Parity Stock, representing at least a majority of the combined liquidation preference of the Series A Preferred Stock and each series of Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). If any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the then-remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Series A Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). The Preferred Stock Directors will each be entitled to one vote per director on any matter that shall come before our Board of Directors for a vote.

When dividends have been paid in full on the Series A Preferred Stock for at least four consecutive quarterly dividend periods, then the right of the holders of Preferred Stock to elect the Preferred Stock Directors shall terminate (but will revest upon the occurrence of any future Nonpayment Event), and, if and when any rights of holders of the Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors have terminated, the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors shall automatically be reduced accordingly.

In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described above under “—Redemption,” such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends), and the terms of any additional directors elected by the holders of Series A Preferred Stock and Voting Parity Stock, shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of Voting Parity Stock have similarly terminated.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote separately for the election of directors as a class, such series, along with any other holders of stock that are entitled to vote for the election of directors with that series, will be deemed a class of voting securities. A company holding 25% or more of that class, or less if it otherwise has the power to directly or indirectly exercise a “controlling influence” over our management or policies, will be required to obtain the prior approval of the Federal Reserve and be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”) . In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that class. Any other person (other than a bank holding company) will generally be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that class.

Other Voting Rights

So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock, voting separately as a class, shall be required to:

•

authorize or increase the authorized amount of, or issue shares of, any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

•

amend the provisions of our Restated Articles of Incorporation (including the certificate of designations creating the Series A Preferred Stock) so as to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of Washington Federal will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock; or

•

consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or our consolidation with or into another entity unless (i) the shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which Washington Federal is not the surviving or resulting entity, are converted into or exchanged for preference securities of the new surviving or resulting entity and (ii) the shares of the remaining Series A Preferred Stock or new preferred securities have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed.

Voting Rights under Washington Law

Washington law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our Restated Articles of Incorporation that would increase the aggregate number of authorized shares of such class, effect an exchange or reclassification of the preferred shares into another class or series, or alter or change the rights, preferences, or limitations of the shares of such class, so as to affect them adversely. If any such proposed amendment would alter or change the rights, preferences or limitations of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our Restated Articles of Incorporation.

Other Preferred Stock

Our Restated Articles of Incorporation authorizes our Board of Directors to create and provide for the issuance of one or more series of preferred stock, par value $1.00 per share, without the approval of our shareholders. Our Board of Directors can also determine the terms, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any preferred stock. Currently, 5,000,000 shares of our capital stock are classified as preferred stock under our Restated Articles of Incorporation. As of the date of this prospectus supplement, we have no preferred stock outstanding.

Depositary Agent, Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC will be the depositary and transfer agent and registrar for the Series A Preferred Stock. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of its removal.

Preemptive and Conversion Rights

The holders of the Series A Preferred Stock do not have any preemptive or conversion rights.

DESCRIPTION OF DEPOSITARY SHARES

The following description summarizes specific terms and provisions of the depositary shares relating to the Series A Preferred Stock.

General

We are issuing depositary shares representing proportional fractional interests in shares of the Series A Preferred Stock. Each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock, and will be evidenced by depositary receipts. We will deposit the underlying shares of the Series A Preferred Stock with a depositary pursuant to a deposit agreement between us and American Stock Transfer & Trust Company, LLC, acting as depositary and the holders from time to time of the depositary receipts evidencing the depositary shares (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Preferred Stock represented by such depositary share, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the section entitled “Book-Entry Procedures and Settlement” beginning on page S-32 of this prospectus supplement.

Immediately following the issuance of the Series A Preferred Stock, we will deposit the Series A Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of Deposit Agreement and the depositary receipt may be obtained from us upon request and in the manner described in the section entitled “Where You Can Find More Information” in the accompanying prospectus.

Amendment and Termination of the Deposit Agreement

We and the depositary may generally amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time without the consent of the holders of depositary shares. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts evidencing the depositary shares will not be effective unless such amendment has been approved by holders of such receipts representing in the aggregate at least two-thirds of the depositary shares then outstanding.

The Deposit Agreement may be terminated by us or the depositary if: (i) all outstanding depositary shares have been redeemed; (ii) there has been made a final distribution in respect of the Series A Preferred Stock in connection with Washington Federal’s liquidation, dissolution or winding-up, and such distribution has been distributed to the holders of depositary shares; or (iii) there has been consent of holders of depositary shares representing not less than two-thirds of the depositary shares outstanding.

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Series A Preferred Stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series A Preferred Stock to the record holders of depositary shares relating to the underlying Series A Preferred Stock in proportion to the number of depositary shares held by the holders. If Washington Federal makes a distribution other than in cash, the depositary will distribute any property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series A Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series A Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Series A Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series A Preferred Stock held by the depositary. The redemption price per depositary share is expected to be equal to 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods and accrued and unpaid dividends (whether or not declared) for the then-current dividend period, to but excluding the redemption date.

Whenever we redeem shares of Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series A Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata or by lot or in such other manner determined by us to be fair and equitable. The depositary will send notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock and the related depositary shares.

Voting the Series A Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to a vote.

When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will send the information contained in the notice to the record holders of the depositary shares relating to the Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the maximum number of whole shares of the Series A Preferred Stock represented by depositary shares as to which any particular voting instructions are received and in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series A Preferred Stock, it will not vote the amount of the Series A Preferred Stock represented by such depositary shares.

Depositary Agent, Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC will be the depositary and transfer agent and registrar for the depositary shares. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of its removal.

Form of Series A Preferred Stock and Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry Procedures and Settlement” on page S-32 in this prospectus supplement. The Series A Preferred Stock will be issued in registered form to the depositary.

Listing of Depositary Shares

We will apply to list the depositary shares on the NASDAQ under the symbol “WAFDP.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on the NASDAQ to begin within the 30-day period following the original issue date. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

We will issue the depositary shares under a book-entry system in the form of one or more global depositary receipts. We will register the global depositary receipts in the name of Cede & Co., as a nominee for The Depository Trust Company (“DTC”), or such other name as may be requested by an authorized representative of DTC. The global depositary receipts will be deposited with the depositary.

Following the issuance of the depositary shares in book-entry only form, DTC will credit the accounts of its participants with the depositary shares upon our instructions. DTC will thus be the only registered holder of the depositary receipts representing the depositary shares and will be considered the sole owner of the depositary receipts for purposes of the Deposit Agreement.

Global depositary receipts may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global depositary receipts may be held through the Euroclear System, or Euroclear, and Clearstream Banking, S.A., or Clearstream, each as indirect participants in DTC. Transfers of beneficial interests in the global depositary receipts will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. DTC has advised us as follows: it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants in DTC’s system include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system also is available to others such as both U.S. and non- U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we collectively call indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

DTC has also advised us that, upon the issuance of the depositary receipts evidencing the depositary shares, it will credit, on its book-entry registration and transfer system, the depositary shares evidenced thereby to the designated accounts of participants. Ownership of beneficial interests in the global depositary receipts will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global depositary receipts will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC or its nominee (with respect to participants) and the records of participants and indirect participants (with respect to other owners of beneficial interests in the global depositary receipts).

Investors in the global depositary receipts that are participants may hold their interests therein directly through DTC. Investors in the global depositary receipts that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global depositary receipts on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a global depositary receipt, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in depositary receipts to certain purchasers. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global depositary receipt to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

So long as DTC or any successor depositary for a depositary receipt, or any nominee, is the registered holder of such depositary receipt, DTC or such successor depositary or nominee will be considered the sole owner or holder of the depositary shares represented by such depositary receipts for all purposes under the Deposit Agreement. Except as set forth below, owners of beneficial interests in a depositary receipt will not be entitled to have depositary shares represented by such depositary receipt registered in their names, will not receive or be entitled to receive physical delivery of depositary shares or depositary receipts in definitive form, and will not be considered the owners or holders thereof for any purpose under the Deposit Agreement. Accordingly, each person owning a beneficial interest in a depositary receipt must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Deposit Agreement. We understand that, under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the depositary receipts desires to give any consent or take any action under the Deposit Agreement, DTC or any successor depositary would authorize the participants holding the relevant beneficial interests to give or take such action or consent, and such participants would authorize beneficial owners owning through such participants to give or take such action or consent or would otherwise act upon the instructions of beneficial owners owning through them.

Payment of dividends, if any, distributions upon liquidation or other distributions with respect to the depositary shares that are registered in the name of or held by DTC or any successor depositary or nominee will be payable to DTC or such successor depositary or nominee, as the case may be, in its capacity as registered holder of the global depositary receipts representing the depositary shares. Under the terms of the Deposit Agreement, the depositary will treat the persons in whose names the depositary shares, including the depositary receipts, are registered as the owners of such securities for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor any depositary, nor any agent of us or any such depositary will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the depositary receipts, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, or for any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We have been advised by DTC that its current practice, upon receipt of any payment of dividends, distributions upon liquidation or other distributions with respect to the depositary receipts, is to credit participants’ accounts with payments on the payment date, unless DTC has reason to believe it will not receive payments on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the relevant security as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global depositary receipts held through such participants and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants or indirect participants, and will not be the responsibility of us, any depositary, nor any agent of us or of any such depositary. Neither we nor any such depositary or agent will be liable for any delay by DTC or by any participant or indirect participant in identifying the beneficial owners of the depositary shares, and we and any such depositary or agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Crossmarket transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of

Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global depositary receipts in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of depositary shares only at the direction of one or more participants to whose account DTC has credited the interests in the global depositary receipts and only in respect of such portion of the aggregate amount of the depositary shares as to which such participant or participants has or have given such direction.

Owners of beneficial interests in a global depositary receipt will not be entitled to receive physical delivery of the related depositary shares or any depositary receipts in certificated form and will not be considered the holders of the depositary shares or depositary receipts for any purpose Deposit Agreement, and no depositary receipt will be exchangeable, except for another depositary receipt of the same denomination and tenor to be registered in the name of DTC or a successor depositary or nominee. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the beneficial owner is not a participant, on the procedures of the participant or indirect participant through which the beneficial owner owns its interest to exercise any rights of a holder under Deposit Agreement.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor any depositary, nor any agent of us or of any such depositary will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section, including any description of the operations and procedures of DTC, Euroclear and Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the depositary shares. This summary is limited to taxpayers who will hold the depositary shares as “capital assets” and who purchase the depositary shares in the initial offering at the initial offering price. This summary does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	dealers in securities or currencies;

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	insurance companies;

•	U.S. expatriates;

•	tax-exempt organizations;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	persons holding depositary shares as part of a hedging, integrated, or conversion transaction or a straddle;

•	persons deemed to sell depositary shares under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

•	U.S. holders of depositary shares whose “functional currency” is not the U.S. dollar;

•	entities that are treated partnerships for tax purposes, S corporations or other pass-through entities and investors in such entities;

•	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax; or

•	persons liable for the alternative minimum tax.

This summary addresses only U.S. federal income tax consequences and does not discuss estate or gift tax consequences or any state, local or foreign tax consequences.

The discussion below is based upon current provisions of the Code, U.S. Treasury regulations, and judicial or administrative authority. Such authorities are subject to change, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances.

If a partnership (or any entity treated as a partnership for U.S. federal income tax purposes) holds depositary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of the depositary shares that is a partnership and partners in such a partnership should consult their independent tax advisors about the U.S. federal income tax consequences of holding and disposing of the depositary shares.

If you are considering the purchase of depositary shares, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction and any non-income tax laws (such as estate or gift tax).

Treatment of Depositary Shares

Beneficial owners of depositary shares will be treated as owners of the underlying Series A Preferred Stock for U.S. federal income tax purposes. Accordingly, each beneficial owner of a depositary share will be treated as receiving a proportionate share of all cash or other property received by the depositary in respect of the Series A Preferred Stock. This discussion assumes that only cash distributions will be made on the Series A Preferred Stock. You should consult your own tax advisors regarding the tax consequences of non-cash distributions made on the Series A Preferred Stock.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that apply to a U.S. holder of depositary shares. “U.S. holder” means a beneficial owner of depositary shares for U.S. federal income tax purposes that is:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

A distribution in respect of the depositary shares will be treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the U.S. holder’s tax basis in such depositary shares. Any remaining excess will be treated as capital gain. Subject to certain holding period requirements, as discussed below, and exceptions, dividends received by individual U.S. holders generally will qualify for taxation at special rates as “qualified dividend income.” Dividends received by a corporate U.S. holder, except as described immediately below, generally will be eligible for the 50% dividends-received deduction.

A U.S. holder may not be entitled to the reduced tax rates for qualified dividend income or the 50% dividends-received deduction in all circumstances. In addition to other applicable rules, prospective investors should consider the effect of:

•

Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate U.S. holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock, which may include the depositary shares; and

•

Sections 1(h)(11)(B)(iii) and 246(c) of the Code, which, among other things, disallow the reduced tax rates for qualified dividend income and the dividends-received deduction, respectively, in respect of any dividend on a share of stock that is held for less than the applicable minimum holding period (generally, for qualified dividend income, at least 61 days during the 121 day period beginning on the date which is 60 days before the date on which the depositary share becomes ex-dividend with respect to such dividend and for the dividends-received deduction, at least 46 days during the 91 day period beginning on the date which is 45 days before the date on which the depositary share becomes ex-dividend with respect to such dividend ).

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced tax rates for qualified dividend income.

Sale, Exchange, Redemption or Certain Other Taxable Dispositions of the Depositary Shares

A U.S. holder will generally recognize capital gain or loss on a sale, exchange or other taxable disposition of the depositary shares. The U.S. holder’s gain or loss will equal the difference between the amount realized upon the sale, exchange or other taxable disposition and the U.S. holder’s tax basis in the depositary shares. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received upon the sale, exchange or other taxable disposition of the depositary shares. Gain or loss recognized by a U.S. holder on a sale, exchange or other taxable disposition of the depositary shares will be long-term capital gain or loss if the U.S. holder’s holding period for the depositary shares sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

If we redeem the Series A Preferred Stock underlying the depositary shares (in which case the depositary shares would be redeemed as described above in “Description of Depositary Shares—Redemption of Depositary Shares”), it generally would be a taxable event. A U.S. holder would be treated as if it had sold or exchanged its depositary shares if the redemption:

•	results in a complete termination of the U.S. holder’s stock interest in us;

•	is substantially disproportionate with respect to the U.S. holder;

•	is not essentially equivalent to a dividend with respect to the U.S. holder; or

•	is a redemption of stock held by a non-corporate U.S. holder where such redemption results in a partial liquidation.

In determining whether any of these tests has been met, shares of stock considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned and depositary shares held by the U.S. holder, must be taken into account.

If we redeem the depositary shares in a redemption that meets one of the tests described above, the U.S. holders generally would recognize capital gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) paid in redemption less the U.S. holder’s tax basis in the depositary shares. This gain or loss would be long-term capital gain or capital loss if the U.S. holder’s holding period for the depositary shares redeemed is more than one year.

If the redemption does not meet any of the tests described above, then the redemption proceeds received from our depositary shares will be treated as a distribution on our shares and will be taxable as described under the caption “Consequence to U.S. Holders — Distributions” above. In addition, such a distribution could be treated as an “extraordinary dividend” that is subject to the special rules under Section 1059 of the Code. If the redemption of the depositary shares is treated as a distribution that is taxable as a dividend, U.S. holders should consult with their own tax advisors regarding the allocation of their basis in the redeemed and remaining depositary shares.

Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividend income and net gains from the disposition of stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust, should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the depositary shares.

Backup Withholding and Information Reporting

When required, we or the applicable withholding agent will report to U.S. holders of the depositary shares and to the IRS amounts paid on or with respect to the depositary shares during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on any dividends paid on the depositary shares and proceeds from the sale, exchange or other taxable disposition of the depositary shares at the applicable rate if the U.S. holder (a) fails to provide us or the applicable withholding agent with a correct taxpayer identification number or certification of exempt status, (b) (in the case of dividends) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or the applicable withholding agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS by the U.S. holder on a timely basis.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of depositary shares. The term “non-U.S. holder” means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder.

Distributions

Generally dividends paid in respect of depositary shares (including any redemption that is taxed as a dividend under the rules described above under “—Consequences to U.S. Holders— Sale, Exchange, Redemption or Certain Other Taxable Dispositions of the Depositary Shares”) held by a non-U.S. holder will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty; provided the non-U.S. holder furnishes a properly completed IRS Form W-8 (or suitable successor or substitute form) certifying that such holder is eligible for treaty benefits. However, dividends that are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder of depositary shares who wishes to claim the benefit of a lower rate as specified by an applicable income tax treaty is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the non-U.S. holder’s tax basis in such depositary shares. Any remaining excess will be treated as gain from the sale of depositary shares as described under “—Sale, Exchange, Redemption or Other Taxable Dispositions of the Depositary Shares” below.

Sale, Exchange, Redemption or Other Taxable Disposition of the Depositary Shares

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder upon the sale, exchange, redemption (provided the redemption is treated as a sale or exchange under the rules described above under “—Consequences to U.S. Holders—Sale, Exchange, Redemption or Certain Other Taxable Dispositions of the Depositary Shares”) or other taxable disposition of depositary shares generally will not be subject to U.S. federal income tax with respect to such gain unless:

•

that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

the depositary shares constitute U.S. real property interests by reason of our status as a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the period that the non-U.S. holder held the depositary shares.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses. To claim the benefit of a lower rate as specified by an applicable income tax treaty, a non-U.S. holder must properly submit the appropriate IRS Form W-8 (or suitable successor or substitute form).

With regard to the third bullet point above, generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not expect to be a USRPHC for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

Generally, we must report to the IRS and to non-U.S. holders the amount of dividends treated as paid to the holder of depositary shares and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividend payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends that we make in respect of depositary shares if the non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder or otherwise establishes an exemption. A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition of depositary shares within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis.

FATCA Legislation

Under Sections 1471 through 1474 of the Code, commonly known as “FATCA”, a 30% withholding tax may apply to payments of dividends on depositary shares made to foreign financial institutions (including amounts paid to a foreign financial institution on behalf of a holder) and certain other non-financial foreign entities.

Withholding under FATCA generally will not apply where such payments are made to (i) a foreign financial institution that undertakes, under either an agreement with the United States Treasury or pursuant to an intergovernmental agreement between the jurisdiction in which it is a resident and the United States Treasury, to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders; (ii) a non-financial foreign entity that either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner to the United States Treasury; or (iii) a foreign financial institution or non-financial foreign entity that is exempt from these rules.

Investors should consult their tax advisors regarding this legislation and the regulations thereunder.

You should consult your own tax advisor as to particular tax consequences to you of acquiring, holding, and disposing of the depositary shares, including the applicability and effect of other United States federal, state, local or foreign tax laws, and of any proposed changes in applicable law.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the depositary shares by employee benefit plans to which Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applies; plans, individual retirement accounts and other arrangements to which Section 4975 of the Code applies and plans or arrangements to which the provisions of any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”), apply; and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each of which is referred to hereunder as a “Plan”).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the depositary shares. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions (“ERISA Plans”) from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the ERISA Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws (such Plans referred to herein as “Similar Law Plans”).

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the depositary shares were acquired by an ERISA Plan with respect to which we or any of our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or by reason of our ownership of our subsidiaries), a sale prohibited by Section 406(a)(1)(A) of ERISA or Section 4975(c)(1)(A) of the Code between the investing ERISA Plan and us may be deemed to occur, unless exemptive relief were available under an applicable exemption (see below).

Prohibited transaction class exemptions, or PTCEs, issued by the United States Department of Labor, as well as certain statutory exemptions available under ERISA and the Code, may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the depositary shares. Those class and statutory exemptions include:

•	PTCE 96-23—for certain transactions determined by in-house asset managers;

•	PTCE 95-60—for certain transactions involving insurance company general accounts;

•	PTCE 91-38—for certain transactions involving bank collective investment funds;

•	PTCE 90-1—for certain transactions involving insurance company separate accounts;

•	PTCE 84-14—for certain transactions determined by independent qualified professional asset managers; and

•	ERISA § 408(b)(17); Code § 4975(d)(20)—statutory exemption for certain transactions with service providers.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the depositary shares by a Plan, the depositary shares may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of depositary shares will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or in a violation of any Similar Laws. Any purchaser or holder of the depositary shares or any interest in the depositary shares will be deemed to have represented in its fiduciary and its corporate capacity by its purchase and holding of the depositary shares that either:

•	it is not a Plan and is not purchasing the depositary shares or interest in the depositary shares on behalf of or with the assets of any Plan; or

•

its purchase, holding and disposition of the depositary shares or interest in the depositary shares will not constitute or result in a non- exempt prohibited transaction under ERISA or the Code or in a violation of any Similar Laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of depositary shares on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of the depositary shares, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition, holding and disposition of the depositary shares by the Plan are entitled to full exemptive relief thereunder.

Nothing herein shall be construed as, and the sale of the depositary shares to a Plan is in no respect, a representation by us or the underwriters that any investment in the depositary shares would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated February 1, 2021, we have agreed to sell to the underwriters named below, for whom Morgan Stanley & Co. LLC, BofA Securities, Inc., UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives, and the underwriters have severally agreed to purchase the respective number of depositary shares set forth opposite their names below:

Underwriter	Number of Depositary Shares
Morgan Stanley & Co. LLC	2,400,000
BofA Securities, Inc.	2,400,000
UBS Securities LLC	2,400,000
Wells Fargo Securities, LLC	2,400,000
Goldman Sachs & Co. LLC	1,800,000
Keefe, Bruyette & Woods, Inc.	600,000

Total	12,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the depositary shares are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to purchase all the depositary shares offered by us if they purchase any depositary shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters initially propose to offer the depositary shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement and to certain dealers at that price less a selling concession not in excess of $0.50 per depositary share sold to institutional investors and $0.20 per depositary share sold to retail investors. Any underwriter may allow, and such dealers may reallow, a selling concession not in excess of $0.45 per depositary share, to certain other brokers or dealers. After the initial offering of the depositary shares to the public, the underwriters may vary the offering price and other selling terms of the depositary shares from time to time. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of depositary shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us.

	Public Offering Price	Underwriting Discount (1)	Proceeds to Washington Federal (Before Expenses)
Per depositary share	$25.0000	$0.4756	$24.5244
Total	$300,000,000	$5,707,000	$294,293,000

(1)

The underwriting discount is calculated using a weighted average amount of $24.2125 per depositary share for retail orders (4,120,000 depositary shares) and $24.6875 per depositary share for institutional orders (7,880,000 depositary shares).

We estimate that our total expenses for this offering, excluding underwriting discount, will be approximately $733,000.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

We will apply to list the depositary shares on the NASDAQ under the symbol “WAFDP.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on the NASDAQ to begin within the 30-day period after the original issue date. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We cannot assure you that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

We have agreed that, for the period ending 30 days after the date of this prospectus supplement, and subject to certain exceptions, we will not, without the prior written consent of the representatives of the underwriters, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of (except as provided in the underwriting agreement), directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to any securities of Washington Federal that are substantially similar to the Series A Preferred Stock or depositary shares or publicly disclose the intention to make any offer, sale, pledge, disposition or filing.

In connection with this offering, the underwriters may purchase and sell depositary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing depositary shares in the open market A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of depositary shares made by the underwriters in the open market while the offering is in progress. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline on the market price of the depositary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that would otherwise exist in the open market in the absence of these transactions. If the underwriters engage in any of these transactions, they may discontinue any of them at any time without notice. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial and investment banking services for the issuer, for which they may receive customary fees and expenses. In addition, certain employees of the underwriters may act as a director of or provide advisory or consulting services to us.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of the Company. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the depositary shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the depositary shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

It is expected that delivery of the depositary shares will be made upon the instructions of the joint book-running managers against payment on or about the date specified on the cover of this prospectus supplement, which is the fifth business day following the date of pricing of the depositary shares. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on any date prior to the second business day before delivery will be required by virtue of the fact that the depositary shares initially will settle in five business days to specify alternative settlement arrangements to prevent a failed settlement.

Selling Restrictions

Canada

The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area—Prohibition of Sales to Retail Investors

The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	a “retail investor” means a person who is one (or more) of:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the depositary shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus or supplement a prospectus for offers of the depositary shares. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Prohibition of Sales to UK Retail Investors

The depositary shares may not be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in UK. For the purposes of this provision:

(c)	a retail investor means a person who is one (or more) of:

(iv)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(v)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(vi)	not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and
(d)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the depositary shares in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus or supplement a prospectus for offers of the depositary shares. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation.

Hong Kong

The depositary shares may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the depositary shares may be issued or may be in the possession of any person for the purpose of the issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance.

Japan

No securities registration statement has been and will be filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the depositary shares. The depositary shares are being offered or sold in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the depositary shares in this offer may not transfer or resell those depositary shares except to other QIIs. Accordingly, the depositary shares are not being offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person or entity resident in Japan, including any corporation or other entity organized under the laws of Japan ) or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan except for the private placement above pursuant to an exemption from the registration requirements of the FIEL and in compliance with any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Korea

The depositary shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The depositary shares have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the depositary shares may not be resold to Korean residents unless the purchaser of the depositary shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the depositary shares.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) with the Monetary Authority of Singapore, and the offer of the depositary shares in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA) (an “Accredited Investor”) or other relevant person (as defined in Section 275(2) of the SFA) (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the depositary shares are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a) a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b) a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the securities and securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the depositary shares except:

(i) to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(ii) where no consideration is or will be given for the transfer; or

(iii) where the transfer is by operation of law.

By accepting this prospectus supplement, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B (1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the depositary shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

United Kingdom

In the UK, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies falling within Article 49(2)(a) to (d) of the Order or persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the depositary shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the depositary shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the Series A Preferred Stock and the depositary shares offered hereby will be passed upon for us by Sidley Austin LLP, New York, New York, and with respect to matters of Washington Law by Fox Rothschild LLP. Certain legal matters will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference from Washington Federal, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2020, and the effectiveness of Washington Federal, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus, which means that we can disclose important information to you by referring to those documents we file with the SEC. Any information incorporated this way is considered to be part of this prospectus supplement, and any information that we file later with the SEC will automatically update and, in some cases, supersede the information herein. We hereby “incorporate by reference” the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules).

•

Our Annual Report on Form 10-K for the year ended September 30, 2020 filed with the SEC on November  23, 2020 (including those portions of our definitive Proxy Statement on Schedule 14A, filed on December 7, 2020 that are incorporated by reference into Part III of such Annual Report on Form 10-K);

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020 filed with the SEC on January 29, 2021; and

•	Our Current Reports on Form 8-K filed with the SEC on November 20, 2020, January 28, 2021 (Item 5.07 only) and January 29, 2021.

We also incorporate by reference in this prospectus supplement any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, until we sell all the securities that may be offered by this prospectus supplement; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to:

Washington Federal, Inc.

Investor Relations

425 Pike Street

Seattle, Washington 98101

(206) 626-8178

We have filed with the SEC a registration statement on Form S-3. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits that are part of the registration statement. For further information with respect to us and the depositary shares, reference is made to the registration statement, including the prospectus contained therein, and exhibits thereto. Our SEC filings are available to the public from the SEC’s website at https://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the SEC website referred to above.

Neither we nor any of the underwriters is making an offer to sell or soliciting offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

PROSPECTUS

Washington Federal, Inc.

Preferred Stock

Depositary Shares

This prospectus relates to preferred stock and depositary shares that we may offer and sell at any time and from time to time in one or more transactions. This prospectus contains a general description of these securities. The specific terms of the securities will be contained in one or more supplements to this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by one or more prospectus supplements. Prospectus supplements may add, update or change information contained or incorporated by reference in this prospectus. You should carefully read this prospectus and each applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and each applicable prospectus supplement, before you invest in securities to which this prospectus relates.

We have not yet determined whether any of the other securities that may be offered by this prospectus and one or more applicable prospectus supplements will be listed on any exchange, inter-dealer quotation system or over-the-counter market.

The securities to which this prospectus relates may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. For additional information, you should refer to “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any of the securities to which this prospectus relates, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them or us, will be set forth or will be calculable based on information included or incorporated by reference in an applicable prospectus supplement.

Investing in the securities to which this prospectus relates involves risks. See “Risk Factors” included on page 4 of this prospectus and in any applicable prospectus supplement, in addition to the risk factors that are incorporated by reference in this prospectus or any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities to which this prospectus relates are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is January 28, 2021

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we may offer and sell, at any time and from time to time, the securities described in this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement to which it relates. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules require an agreement or document to be filed as an exhibit to the registration statement, you should see that agreement or document for a complete description of these matters. The registration statement can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

You should also carefully read and consider the information included in this prospectus and each applicable prospectus supplement together with the documents we have incorporated by reference in this prospectus or an applicable prospectus supplement. Information incorporated by reference after the date of this prospectus forms a part of this prospectus and may add, update or change information contained in this prospectus or any earlier prospectus supplement. Any such information that is inconsistent with this prospectus or an earlier prospectus supplement will supersede the information in this prospectus or that earlier prospectus supplement.

We have not authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus or an applicable prospectus supplement prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the securities to which this prospectus relates in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any document incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document or such other date specified in the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

i

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we file reports and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our results of operations and financial condition, executive officers and directors, principal holders of shares, material interests of such persons in transactions with us and other matters. The SEC maintains a website that contains reports and other information regarding registrants that file electronically with the SEC, including the registration statement to which this prospectus relates. The address of that website is www.sec.gov.

Our website is www.wafdbank.com. Our SEC filings are available free of charge on our website as soon as reasonably practicable after they are electronically filed or furnished to the SEC. You may access these SEC filings on our website. However, other than any documents expressly incorporated by reference in this prospectus or any applicable prospectus supplement, the information on, or accessible through, our website or any other website that is referred to in this prospectus is not part of this prospectus or any applicable prospectus supplement.

1

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus, which means that we can disclose important information to you by referring to those documents we file with the SEC. Any information incorporated this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and, in some cases, supersede the information contained or incorporated by reference herein. We hereby “incorporate by reference” the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules).

•

Our Annual Report on Form 10-K for the year ended September 30, 2020 filed with the SEC on November  23, 2020 (including those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on December 7, 2020 that are incorporated by reference into Part III of such Annual Report on Form 10-K);

•	Our Current Report on Form 8-K filed with the SEC on November 20, 2020; and

•	The description of our common stock contained in Form 8-B filed with the SEC on January 26, 1995, including any amendment or reports filed for the purpose of updating that description.

We also incorporate by reference in this prospectus any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the securities to which this prospectus relates; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K or in any applicable prospectus supplement.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to:

Washington Federal, Inc.

Investor Relations

425 Pike Street

Seattle, Washington 98101

(206) 626-8178

2

THE COMPANY

Through our subsidiary Washington Federal Bank, N.A., dba WaFd Bank, our business consists primarily of accepting deposits from the general public and investing these funds in loans of various types, including first lien mortgages on single-family dwellings, construction loans, land acquisition and development loans, loans on multi-family, commercial real estate and other income producing properties, home equity loans and business loans. We also invest in certain United States government and agency obligations and other investments permitted by applicable laws and regulations. As of December 31, 2020, we have 234 branches located in Washington, Oregon, Idaho, Arizona, Utah, Nevada, New Mexico and Texas. Through our subsidiaries, we are also engaged in insurance brokerage activities.

The principal sources of funds for our activities are retained earnings, loan repayments, net deposit inflows, repayments and sales of investments and borrowings. Our principal sources of revenue are interest on loans and interest and dividends on investments. Its principal expenses are interest paid on deposits, credit costs, general and administrative expenses, interest on borrowings and income taxes.

3

RISK FACTORS

Investing in securities to which this prospectus relates involves risks. Before deciding to purchase any of the securities to which this prospectus relates, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and under similar headings in our subsequent Quarterly Reports on Form 10-Q, as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus or in any applicable prospectus supplement. See the section entitled “Where You Can Find More Information” in this prospectus.

4

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, and any applicable prospectus supplement, contain or will contain certain statements that are “forward-looking statements” as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. Words such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “forecasts,” “projects” and other similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” are intended to help identify such forward-looking statements. These statements are not historical facts, but instead represent management’s current expectations, plans or forecasts and are based on the beliefs and assumptions of management, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and are often beyond our control. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially from the plans, objectives, goals, estimates, intentions and expectations expressed in forward-looking statements include:

•

a deterioration in economic conditions, including declines in the real estate market and home sale volumes and financial stress on borrowers (consumers and businesses) as a result of the uncertain economic environment;

•

the effects of natural or man-made disasters, calamities, or conflicts, including terrorist events and pandemics (such as the COVID-19 pandemic), including on asset credit quality and business operations, as well as its impact on general economic and financial market conditions;

•	the effects of a severe economic downturn, including high unemployment rates and declines in housing prices and property values, in our primary market areas;

•	the effects of and changes in monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government, including responses to the COVID-19 pandemic;

•	fluctuations in interest rate risk and changes in market interest rates, including risk related to LIBOR reform and risk of negative rates;

•	our ability to make accurate assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the assets securing these loans;

•

legislative and regulatory limitations, including those arising under the Dodd-Frank Act and potential limitations in the manner in which we conduct our business and undertake new investments and activities;

•	our ability to obtain external financing to fund our operations or obtain financing on favorable terms;

•	changes in other economic, competitive, governmental, regulatory and technological factors affecting our markets, assets, liabilities, operations, pricing, products, services and fees;

•

our success at managing the risks involved in the remediation efforts associated with our Bank Secrecy Act (“BSA”) program, costs of enhancements to our BSA program are greater than anticipated; and governmental authorities undertake enforcement actions or legal proceedings with respect to our BSA program beyond those contemplated by the Consent Order, and the potential impact of such matters on the success, timing and ability to pursue growth or other business initiatives;

•

our success at managing the risks involved in the remediation efforts associated with Home Mortgage Disclosure Act (“HMDA”) compliance and reporting, costs of enhancements to our HMDA program are greater than anticipated; and governmental authorities undertake enforcement actions or legal proceedings with respect to our HMDA program beyond those contemplated by the Consent Orders that have been entered into with the Consumer Financial Protection Bureau (the “CFPB”);

•	our success at managing the risks involved in the foregoing and managing our business; and

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•	the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control.

See the heading “Risk Factors” in our most recent Annual Report on Form 10- K and under similar headings in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K for a further description of these and other factors. For the reasons described above, we caution you against relying on any forward-looking statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events that occur or circumstances that arise after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by the federal securities laws.

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USE OF PROCEEDS

Unless otherwise stated in any applicable prospectus supplement, we will use the net proceeds from the sale of any securities that may be offered hereby for general corporate purposes. General corporate purposes may include, but are not limited to, redeeming or repurchasing outstanding securities, increasing our liquidity, reducing or refinancing our indebtedness or the indebtedness of one or more of our subsidiaries, funding our operations, financing receivables and financing acquisitions. Pending such use, any net proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities and/or similar assets as we may determine.

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GENERAL DESCRIPTION OF SECURITIES

We may under this prospectus offer preferred stock or depositary shares.

The following description of the terms of the securities we may offer under this prospectus sets forth some general terms and provisions of these securities. The particular terms of securities offered by us under this prospectus will be described in one or more prospectus supplements. To the extent the information contained in any applicable prospectus supplement differs from the general description set forth in this prospectus, you should rely on the information in that prospectus supplement.

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DESCRIPTION OF PREFERRED STOCK

We have provided below a summary description of our preferred stock. This description does not purport to be complete and is qualified in its entirety by reference to the full text of our restated articles of incorporation (our “articles of incorporation”) and amended and restated bylaws (our “bylaws”). You should read the full text of our articles of incorporation and bylaws, as well as the applicable provisions of the Washington Business Corporation Act (the “WBCA”).

References in this section to “we,” “us” and “our” refer to Washington Federal, Inc. and not to any of its subsidiaries.

General

Under our articles of incorporation, we have authority to issue 5,000,000 shares of preferred stock, par value $1.00 per share. As of January 28, 2021, we had no shares of preferred stock issued.

Preferred Stock

Our board of directors has the authority, without shareholder approval, to issue preferred stock in one or more series and to fix the preferences, limitations and rights of the shares of each series, including:

•	the designation of the series;

•	the number of shares constituting the series;

•	dividend rights;

•	conversion or exchange rights; and

•	the terms of redemption and liquidation preferences.

The prospectus supplement for a series of preferred stock will specify, among other things:

•	the maximum number of shares;

•	the designation of the shares;

•

the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date or dates on which dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•

the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•

the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

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Anti-Takeover Effects

The provisions of our articles of incorporation, our bylaws, and Washington law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

Authorized Shares

Our articles of incorporation authorize the issuance of 300,000,000 shares of common stock and 5,000,000 shares of preferred stock. These shares of common stock and preferred stock provide our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of us. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.

Board of Directors

Except with respect to any directors who may be elected by any series of preferred stock, our board of directors is divided into three classes, each of which contains approximately one-third of the members of the board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classification of directors, together with the provisions in our articles of incorporation described below that limit the ability of shareholders to remove directors and that permit only the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

Our articles of incorporation provides that the size of the board shall be not less than five or more than 15 as set in accordance with the bylaws. In accordance with the bylaws, the number of directors is currently set at nine. The bylaws provide that any vacancy occurring in the board of directors, including as a result of an increase in the number of directors, shall be filled, by a vote of a majority of the directors then in office, even if such majority is less than a quorum, for the unexpired term of such director’s predecessor in office. The classified board is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of incumbent members of the board. The articles of incorporation further provide that a director may be removed from the board of directors prior to the expiration of the director’s term only with cause and only by a majority of the total votes eligible to be cast thereon, provided that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

Special Meetings and Action by Written Consent

Our bylaws provide that special meetings of shareholders may be called only by our chairman, the president or a majority of the board of directors. Shareholders are not permitted to call special meetings. This provision prevents shareholders from forcing consideration of a proposal between annual meetings over the opposition of

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the chairman, the president and the board by calling a special meeting of the shareholders. In addition, any action taken by written consent of our shareholders must, under Washington law, receive the consent of all shareholders.

Amendment of Articles of Incorporation and Bylaws

Generally, amendments to our articles of incorporation must be approved by our board of directors by a majority vote of the board and by our shareholders by a majority of the voting group comprising all the votes entitled to be cast on the proposed amendment, and a majority of each other voting group entitled to vote separately on the proposed amendment. Our bylaws may be amended by a majority vote of our board of directors, or by a majority vote of the total votes entitled to vote generally at an annual meeting or special meeting of the shareholders.

Shareholder Nominations and Proposals

Our bylaws generally require a shareholder who intends to raise new business or nominate a candidate for election to the board of directors to give written notice no later than 90 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of shareholders. The notice provision requires a shareholder who desires to raise new business to provide certain information to us concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder. Advance notice of nominations or proposed business by shareholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board, to inform shareholders and make recommendations about those matters.

The cumulative effect of the restrictions on a potential acquisition of us that are contained in our articles of incorporation and bylaws, and federal and Washington law, may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Anti-Takeover Effects of Washington Law

Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control. Chapter 23B.19 of the WBCA prohibits us, with certain exceptions, from engaging in certain significant business transactions with (or as a result of) an “acquiring person” (defined as a person or group of persons who acquire 10% or more of our voting securities without the prior approval of the our board of directors) for a period of five years following the acquiring person’s share acquisition date. The prohibited transactions include, among others, a merger or consolidation with, sale or disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or an affiliate or associate of the acquiring person, or otherwise allowing the acquiring person or an affiliate or associate to receive a disproportionate benefit as a shareholder. Exceptions to this statutory prohibition include approval of the transaction at a shareholders meeting by holders of not less than a two-thirds of the shares held by each voting group entitled to vote on the transaction, not counting shares as to which the acquiring person has beneficial ownership or voting control, transactions approved by the board of directors prior to the acquiring person first becoming an acquiring person, or, with respect to a merger, share exchange, consolidation, liquidation or distribution entered into with the acquiring person, transactions where certain other requirements regarding the fairness of the consideration to be received by the shareholders have been met. We may not exempt ourselves from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control.

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Federal Law

The Change in Bank Control Act prohibits a person or group of persons acting in concert from acquiring control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending the period during which such a disapproval may be issued. The term “control” is defined for this purpose to include ownership or control of, or holding with power to vote, 25% or more of any class of a bank holding company’s voting securities. Under a rebuttable presumption contained in the regulations of the Federal Reserve Board, ownership or control of, or holding with power to vote, 10% or more of any class of voting securities of a bank holding company having a class of securities registered under Section 12 of the Exchange Act would also be deemed to constitute the acquisition of control. In addition, any company would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956 before acquiring control of a bank holding company. For this purpose, a company is deemed to have control of a bank holding company if (i) the company owns, controls, holds with power to vote, or holds proxies representing, 25% or more of any class of voting shares of the bank holding company, (ii) controls in any manner the election of a majority of the bank holding company’s directors or (iii) the Federal Reserve Board determines that the company directly or indirectly exercises a controlling influence over the management or policies of the bank holding company (a test that has been broadly applied by the Federal Reserve Board based on its consideration of all relevant facts).

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DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of a class of our preferred stock, as described in any applicable prospectus supplement. Preferred stock of each series of each class represented by depositary shares will be deposited under a separate deposit agreement among us, the preferred stock depositary named in the deposit agreement and the holders from time to time of our depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of our preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of the preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts.

The description in any applicable prospectus supplement will not necessarily be complete, and reference will be made to the relevant deposit agreement and depositary receipts, which will be filed with the SEC. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request.

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PLAN OF DISTRIBUTION

We may sell the offered securities inside and outside the United States from time to time (a) to or through underwriters or dealers, (b) directly to one or more purchasers, including our affiliates, (c) through agents, or (d) through a combination of any of these methods. An applicable prospectus supplement will describe the terms of the offering of the applicable securities and the method of distribution of those securities, including the following information, if applicable:

•	the terms of the offering

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

General

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in an applicable prospectus supplement.

Sale Through Underwriters or Dealers

If we use underwriters in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale.

We may offer the securities to which this prospectus relates to the public through an underwriting syndicate or through a single underwriter.

Unless any applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless an applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

If we use dealers in a sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in an applicable prospectus supplement the names of the dealers and the terms of the transaction.

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Direct Sales and Sales Through Agents

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In an applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in an applicable prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in an applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in an applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in an applicable prospectus supplement. An applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Indemnification

We may have agreements with agents, underwriters, dealers and remarketing firms and each of their respective affiliates to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

Unless any applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to apply to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in those securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the offered securities will have a liquid trading market.

In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates, which may include short sales of the securities by counterparties or option, forward or other types of transactions that require delivery of securities to a counterparty, who may resell or transfer the securities offered under this prospectus.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Any such underwriters and distribution participants may be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Sidley Austin LLP, New York, New York, and with respect to matters of Washington law by Fox Rothschild LLP.

EXPERTS

The financial statements, incorporated in this prospectus by reference from Washington Federal, Inc.’s Annual Report on Form 10-K, and the effectiveness of Washington Federal, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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12,000,000 Depositary Shares Each Representing a 1/40th Interest in a Share of 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A

Prospectus Supplement

Joint Book-Running Managers

Morgan Stanley

BofA Securities

UBS Investment Bank

Wells Fargo Securities

Joint Lead Manager

Goldman Sachs & Co. LLC

Co-Manager

Keefe, Bruyette & Woods,

                               A Stifel Company

February 1, 2021